As filed with the Securities and Exchange Commission on November 7, 2025

Registration No. 333-290989

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BLINK CHARGING CO.

(Exact name of registrant as specified in its charter)

Nevada	3790	03-0608147
(State or other jurisdiction of incorporation or organization)	(Primary SIC Code)	(IRS Employer Identification No.)

5081 Howerton Way, Suite A

Bowie, Maryland 20715

(305) 521-0200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael C. Battaglia

President and Chief Executive Officer

Blink Charging Co.

5081 Howerton Way, Suite A

Bowie, Maryland 20715

(305) 521-0200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Spencer G. Feldman, Esq.

Olshan Frome Wolosky LLP

1325 Avenue of the Americas, 15th Floor

New York, New York 10019

(212) 451-2300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☒
Non-Accelerated Filer	☐	Smaller Reporting Company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

This registration statement shall hereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED NOVEMBER 7, 2025

13,595,059 Shares of Common Stock

BLINK CHARGING CO.

This prospectus covers up to 13,595,059 shares of common stock of Blink Charging Co. that may be offered for resale or otherwise disposed of by the selling stockholders set forth under the caption “Selling Stockholders” beginning on page 19 of this prospectus, including their pledges, assignees or successors-in-interest.

The shares offered for resale under this registration statement consist of (i) 9,696,882 shares of common stock and (ii) 3,898,177 shares of common stock issuable upon the exercise of warrants (the “Envoy Warrants”), each of which were issued by us to the selling stockholders in connection with our acquisition of Envoy Technologies, Inc. (“Envoy”) pursuant to the Agreement and Plan of Merger, dated as of April 18, 2023, among us, our acquisition subsidiary Blink Mobility LLC (now known as Envoy Mobility, Inc. (“Mobility”)), and Envoy (as amended, the “Envoy Technologies Merger Agreement”), as further described in this prospectus.

We will not receive any proceeds from the sale of shares by the selling stockholders. We will, however, receive proceeds from any cash exercise of the Envoy Warrants. We will bear all costs, expenses and fees in connection with the registration of shares for resale by the selling stockholders. The selling stockholders will each bear their respective discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, attributable to the sale or disposition of the shares, or interests therein, held by such selling stockholder. See “Use of Proceeds” beginning on page 15 of this prospectus for more information.

The selling stockholders may offer all or part of the shares registered hereby for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Our registration of the shares covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. With regard only to the shares the selling stockholders sell for their own behalf, such selling stockholder may be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). See “Plan of Distribution” beginning on page 22 of this prospectus for more information.

Our common stock trades on The Nasdaq Capital Market (“Nasdaq”) under the symbol “BLNK.” On November 6, 2025, the closing price of our shares on Nasdaq was $1.51 per share.

You should read this prospectus, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference,” carefully before you invest in our common stock.

Investing in our shares is highly speculative and involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our shares in “Risk Factors” beginning on page 8 of this prospectus, as well as the other information contained in or incorporated by reference in this prospectus or in any accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2025

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling stockholders identified herein (or their pledgees, donees, transferees or other successors-in-interest) may, from time to time, sell or otherwise dispose of the shares of common stock described in this prospectus in one or more offerings. We will not receive any proceeds from the sale by such selling stockholders of the shares of common stock offered by them described in this prospectus.

This prospectus provides you with a general description of the shares of our common stock that the selling stockholders may sell or otherwise dispose of. You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement. Neither we nor the selling stockholders take responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed. Neither we nor the selling stockholders will make an offer to sell these shares of common stock in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the information incorporated by reference herein or therein. For information about the distribution of shares of common stock offered, please see “Plan of Distribution” below. You should carefully read both this prospectus and any prospectus supplement, together with the additional information described in “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before you make any investment decisions regarding the shares of common stock. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This prospectus summarizes certain documents and other information, and we refer you to them for a more complete understanding of what we discuss in this prospectus. All of the summaries are qualified in their entirety by the actual documents. In making an investment decision, you must rely on your own examination of our company and the terms of the offering and the shares of common stock, including the merits and risks involved.

We are not making any representation to any purchasers of shares of common stock regarding the legality of an investment in the shares of common stock by such purchasers. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor or tax advisor for legal, business and tax advice regarding an investment in our common stock.

The industry and market data and certain other statistical information used throughout this prospectus are from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and third-party research, surveys, and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We are responsible for all of the disclosures contained in this prospectus, and we believe that these sources are reliable; however, we have not independently verified the information contained in such publications. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors” and elsewhere in this prospectus, as well as documents incorporated by reference herein. Some data are also based on our good faith estimates.

Common law trade names, trademarks or service marks of our company appearing in this prospectus and the documents incorporated by reference herein are the property of Blink Charging Co. This prospectus contains additional trade names, trademarks and service marks of other companies that are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus and the documents incorporated by reference herein appear without ™ symbol, but those references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owners will not assert their rights, to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship by us of, these other companies.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus and the documents incorporated by reference herein carefully before making an investment in our common stock. You should carefully consider, among other things, our financial statements and the related notes and the section entitled “Risk Factors” included elsewhere in this prospectus. Unless the context otherwise requires, the words “Blink,” “Blink Charging” or the “Registrant” refer to Blink Charging Co. and the words “company,” “we,” “us” and “our” refer to Blink Charging Co., together with its consolidated subsidiaries.

Our Company

Blink Charging Co., through its consolidated subsidiaries, is a leading owner, operator and provider of electric vehicle (“EV”) charging equipment and networked EV charging services. Blink offers residential and commercial EV charging equipment and services, enabling EV drivers to recharge at various locations. Blink’s principal line of products and services is its Blink EV charging network (the “Blink Network”) and Blink EV charging equipment, also known as electric vehicle supply equipment (“EVSE”), and other EV-related services. The Blink Network is a proprietary, cloud-based system that operates, maintains and manages Blink charging stations and handles the associated charging data, back-end operations, and payment processing. The Blink Network provide fleets, property owners, managers, parking companies, and state and municipal entities (“Property Partners”), among other types of commercial customers, with cloud-based services that enable the remote monitoring and management of EV charging stations. The Blink Network also provides EV drivers with vital station information, including station location, availability and fees (as applicable).

To capture more revenues derived from providing EV charging equipment to commercial customers and to help differentiate Blink in the EV infrastructure market, Blink offers Property Partners a comprehensive range of solutions for EV charging equipment and services that generally fall into one of the business models below, differentiated by who owns the equipment and who bears the costs of installation, equipment, maintenance and the percentage of revenue shared.

●	In our Blink-owned turnkey business model, we incur the charging equipment and installation costs. We own and operate the EV charging station and provide connectivity of the charging station to the Blink Network. In this model, which favors recurring revenues, we incur most costs associated with the EV charging stations; thus, we retain substantially all EV charging revenues after deducting network connectivity and processing fees. Our agreement with the Property Partner typically lasts nine years, with extensions that can bring it to 27 years.

●	In our Blink-owned hybrid business model, we typically incur the charging equipment costs while the Property Partner incurs the installation costs. We own and operate the EV charging station and provide connectivity to the Blink Network. In this model, since the Property Partner typically incurs the installation costs, we share a more generous portion of the EV charging revenues with the Property Partner after deducting Blink Network connectivity and processing fees. Our agreement with the Property Partner typically lasts seven years, with extensions that can bring it to 21 years.

●	In our host-owned business model, the Property Partner purchases, owns and operates the Blink EV charging station and incurs the installation costs. We work with the Property Partner by providing site recommendations, connectivity to the Blink Network, payment processing and optional maintenance services. In this model, the Property Partner retains and keeps all EV charging revenues after deducting Blink Network connectivity and processing fees.

We also own and operate car-sharing programs through our wholly owned subsidiary, Envoy Mobility, Inc. (formerly Blink Mobility). These programs allow customers to share EVs through subscription services and charge those cars through our charging stations.

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In pursuit of our commitment to promoting the widespread adoption of EVs through the establishment and management of EV charging infrastructure on a global scale, we remain steadfast in our dedication to providing affordable and environmentally friendly transportation. This dedication is evident in our efforts to reduce greenhouse gas emissions stemming from gasoline-powered vehicles. With the goal of being a leader in the build-out of EV charging infrastructure and maximizing our share of the EV charging market, we have established strategic commercial, municipal, and retail partnerships across industry verticals and encompassing numerous transit/destination locations, including airports, auto dealers, healthcare/medical, hotels, mixed-use facilities, municipal sites, multifamily residential and condos, parks and recreation areas, parking lots, restaurants, retailers, schools and universities, stadiums, supermarkets, transportation hubs and workplace locations.

As of September 30, 2025, there were 65,586 chargers connected to the Blink Network (composed of 63,775 Level 2 commercial chargers and 1,811 DCFC commercial chargers). Included on the Blink Network are 8,112 chargers owned by us. Another approximately 22,790 units were non-networked, on other networks, international sales, or deployments. In total, we have deployed, contracted or sold 110,188 units, which include public and private chargers, as designated by stations owners, and are net of swap-outs, replacement units, and decommissioned units. Certain commercial chargers include chargers installed in residential settings for commercial purposes. All chargers, including all international Blink locations, are categorized based on U.S. Department of Energy guidelines.

As an EV charging station leader, we recognize our corporate social responsibility and remain committed to fostering a cleaner, improved global environment. By prioritizing our environmental, social, and governance initiatives, we consistently enhance our standing within the EV industry as a responsible and value-enhancing service provider within the ecosystem. Upholding sustainable procurement, we intend to continue aligning with partners who share our vision for societal advancement and uphold ethical business standards. As our technology advances, we are also committed to implementing recycling programs that aim to repurpose older products.

Our Recent Developments

Envoy Technologies Acquisition

On April 18, 2023, we acquired all of Envoy’s outstanding shares of capital stock from the former Envoy stockholders pursuant to the Envoy Technologies Merger Agreement, which resulted in Envoy becoming our indirect wholly owned subsidiary (the “Envoy Technologies Acquisition”).

Under the terms of the Envoy Technologies Merger Agreement, Mobility paid $6,000,000 in cash, of which approximately $2,600,000 was retained to repay the outstanding convertible and other notes payable held by us, and delivered to the former Envoy stockholders two promissory notes: (i) a promissory note in the principal amount of $5,000,000 due on the earlier of April 18, 2024 and the closing date of a “qualified IPO,” and (ii) a promissory note in the principal amount of $2,000,000 due on the earlier of October 18, 2024 and the closing date of a “qualified IPO.” In April 2024, Mobility repaid the full principal and accrued interest owing under both promissory notes.

Additionally, Mobility agreed that in the event an initial public offering or a direct listing occurred on or before August 18, 2024, to issue $18,500,000 of shares of its common stock or of its successor’s common stock to the former Envoy stockholders. The dollar amount value of shares of common stock would increase to $21,000,000 or $23,500,000 worth of shares if the offering or listing occurs after August 18, 2024 through December 18, 2024 or after December 18, 2024 through September 2, 2025, respectively.

On August 4, 2025, we entered into Amendment No. 4 to the Envoy Technologies Merger Agreement (the “Fourth Amendment”) with Mobility, Envoy and Fortis Advisors LLC, as equityholders’ agent, which provided that the sole remaining payment obligation to the former equityholders of Envoy will be fully satisfied, and we and Mobility will be released from all claims and liabilities relating to such obligation, following the issuance of (x) $10,000,000 in shares of our common stock, valued based on the volume-weighted average trading price for the 25 trading days preceding the issuance date, and (y) Envoy Warrants exercisable for shares of our common stock with an aggregate value of $11,000,000, divided into three tranches with vesting conditions based on specific stock price achievements. We issued to the former equityholders an aggregate of 9,696,882 shares of common stock (the “Envoy Shares”).

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On August 26, 2025, in connection with the Fourth Amendment, we entered into a Warrant Agreement, effective as of August 19, 2025 (the “Warrant Agreement”), with the former equityholders of Envoy, through their agent, Fortis Advisors, LLC. Pursuant to the Warrant Agreement, we agreed to issue to the former equityholders Envoy Warrants to purchase up to an aggregate of 3,898,177 shares of our common stock at an exercise price of $0.01 per share, subject to adjustment as provided therein, 1,470,588 of which will vest and become exercisable upon our common stock achieving a last reported sale price its principal trading market equal to or greater than $1.70 for seven consecutive trading days, 1,190,476 of which will vest and become exercisable upon our common stock achieving a last reported sale price its principal trading market equal to or greater than $2.10 for seven consecutive trading days, and 1,237,113 of which will vest and become exercisable upon our common stock achieving a last reported sale price its principal trading market equal to or greater than $4.85 for seven consecutive trading days. The Envoy Warrants expire on the date that is 20 months from August 19, 2025.

The Envoy Shares and the shares of common stock issuable upon exercise of the Envoy Warrants are subject to a 120-day leak-out period commencing on initial issuance or exercise of the Envoy Warrants, as applicable, allowing sales limited to 2% per day, with a cap of 20% per month.

The former equityholders of Envoy were granted registration rights for shares of our common stock initially issued and to be issued pursuant to the exercise of the Envoy Warrants. We agreed to file a resale registration statement on Form S-1 with the SEC within 30 days of the amendment date and use commercially reasonable efforts to have it declared effective within 90 days thereafter. This registration statement relates to the resale of shares of our common stock initially issued and to be issued pursuant to the exercise of the Envoy Warrants.

See “Description of the Envoy Technologies Acquisition” for more information.

Zemetric Acquisition

On July 7, 2025, we acquired 100% of the equity interests in Zemetric, Inc., a Silicon Valley–based provider of charging infrastructure tailored for fleet, multi-family and high-utilization destinations. The consideration for such acquisition included cash, restricted shares of our common stock and a performance driven earn-out. Shortly after the acquisition, Zemetric’s founder, Harmeet Singh, became our Chief Technology Officer.

Our EV Charging Solutions

We offer a variety of EV charging products and services to Property Partners and EV drivers.

EV Charging Solutions

●	Level 2. We offer a wide range of Level 2 (AC) EV charging equipment, ideal for commercial and residential use, with the North American standard J1772 connector, the North American Charging Standard (NACS) connector, and the Type 2 connector compatible with electric vehicles in Europe and across Latin America.

●	Our commercial Level 2 chargers consist of the EQ, HQ, MQ, and IQ 200 families and the Series 4, 6, 7, and 8 families, which are available in pedestal, wall mount, and pole mount configurations, as well as the newly added Shasta unit through our acquisition of Zemetric. The MQ and IQ 200, together with the Series 6, 7 and 8 chargers, offer an optional cable management system. Additionally, we offer three residential Level 2 chargers for the Americas: the wall-mounted HQ 200, and a smart charging cable, the PQ 150, designed for European markets. Our commercial and residential chargers can all connect to the Blink Network for a wide range of software solutions. Level 2 charging stations typically provide a full charge in two to eight hours. Level 2 chargers are ideally suited for low-cost installations and frequently used parking locations, such as workplaces, multifamily residential, retail, hospitality, and mixed-use, parking garages, municipalities, colleges/schools, hospitals and airports.

●	International Products. We offer Level 2 AC and DC products for the rapidly expanding international markets, targeting residential, workplace, retail, parking garages, leasing companies, hospitality, and other locations. These products are available with Type 2, GBT, and CCS 2 connectors and include the PQ 150, Series 3 (an ideal product for the 2/3-wheeled vehicles) and the EQ 200.

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●	Mobile Charger. We offer the HQ 200-M Level 2 charger for the mobile/emergency charging market, which requires a portable charger to be used for roadside or other use cases where a connection to the electricity grid is not available.

●	DCFC. We offer a complete line of DC Fast Charging equipment (“DCFC”) that ranges from 30kW to 360kW, supports the ‘CHAdeMo’, CCS1, and NACS connectors, and typically provides an 80% charge in less than 30 minutes. Installation of DCFC stations and grid requirements are typically greater than Level 2 charging stations and are ideally suited for transportation hubs and locations between travel destinations. These include the Series 9 30kW DC Fast Charger that works ideally for the fleet and auto dealership segments and is available in wall and pedestal mount configurations, the Blink 30kW DC Fast Charger that boasts a small footprint providing up to 100 amps of output and the Blink 60kW-360kW DC Fast Charger that provides 140 to 500 amps of power output.

●	Blink Network. The Blink Network is a cloud-based platform that manages our global network of EV chargers, providing remote monitoring, management, payment processing, customer support, load management, roaming and other features required for operating the Blink Network of EV charging locations.

●	Blink Charging Mobile App. We offer Blink Charging Mobile Apps (iOS and Android) that provide EV drivers control by giving them improved search capabilities which allows them to search for nearby amenities, as well as chargers by zip-codes, city, business, category, or address, and expanded keyword search. The app also includes payment functionality, eliminating the need for a credit card.

●	Fleet Management. We offer Energy Management Systems (EMS) to fleets to optimize their energy costs. Our EMS solution can be integrated into existing charger and fleet management solutions, which allows Blink to be a flexible and value-added solution within existing software stacks.

Our Competitive Advantages and Operational Strengths

Long-Term Contracts with Property Owners

We have strategic and often long-term agreements that include location exclusivity with Property Partners across numerous transit/destination locations, including airports, car dealers, healthcare/medical, hotels, mixed-use facilities, municipal locations, multifamily residential and condo, parks and recreation areas, parking lots, restaurants, retailers, schools and universities, stadiums, supermarkets, transportation hubs and workplace locations. Property Partners include well-recognized companies, large municipalities and local businesses. Representative examples include the City of Miami Beach, City of Chula Vista, City of Phoenix, City of Portland, City of Knoxville, City of San Antonio, City of Leeds (UK), University of San Diego, City of San Diego, Ohlone College, ACE Parking, Q-Park, Icon Parking, SP+ Parking, iPark, LAZ Parking, Reef Parking, Federal Realty, Equity Residential, Related Group, Johnson & Johnson, Kaiser Permanente, Blessing Healthcare, Sony Pictures Entertainment, Starbucks, JBG Associates, Kroger Company, Fred Meyer Stores, Inc., Fry’s Food & Drug, Inc., Whole Foods, Raising Cane’s, McDonald’s, Carl’s Jr., Burger King, Walgreens and Ralphs Grocery Company. We continue to generate new contracts with Property Partners that previously secured our services independently or had contracts with the EV service providers that we acquired in the past.

Vertically Integrated Supply Chain, Engineering and Manufacturing

We are a fully vertically integrated charging equipment and software provider, among the few in the world. We believe this strategy provides multiple benefits among which are the bottom-up approach to design and engineering, compliance with “Buy American” hardware requirements, controlling the supply chain timing and costs, ensuring adequate levels of inventory in constrained markets, and ability to capture the manufacturing margin in a high-demand environment.

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Differentiated but Flexible Business Models

We own, operate and supply proprietary electric vehicle charging equipment and networked EV charging services. We believe that our ability to provide various business models, including a comprehensive turnkey solution, to Property Partners and leverage our technology to meet both Property Partners’ and EV drivers’ needs provides us with a competitive advantage in addition to more compelling long-term growth opportunities than possible through equipment sales only.

Ownership and Control of EV Charging Stations and Services

Ownership of EV charging stations and services allows us to control the settings and pricing for our EV charging services, service the equipment as necessary and have more effective brand management and price uniformity. As for the stations that we do not own, we are using our best efforts to encourage their owners to keep the stations operating in good order and, in some cases, to replace faulty stations with our new charging station equipment.

Our Growth Strategies

Our objective is to continue becoming a leading provider of EV charging solutions by deploying mass-scale EV charging infrastructure. Key elements of our growth strategy include:

●	Relentless Focus on Customer Satisfaction. Our objective is to increase overall customer satisfaction among new and existing Property Partners and EV drivers. This entails prioritizing charger uptime and availability while expanding and enhancing the EV charging infrastructure within densely populated regions of high demand. Furthermore, we are committed to optimizing the productivity and utilization of existing EV charging stations, as well as enhancing the key features of our EV charging station hardware and Blink Network.

We are equally focused on analyzing our network uptime and reliability and dedicating resources to maintaining network uptime.

●	Pursue Strategic Opportunities to Expand Blink-Owned Turnkey and Hybrid Models. We have structured our business to identify and pursue opportunities to develop Blink’s owner and operator business model with locations that have the potential of high utilization, where grant or rebate funds are available, and where we can realize long-term benefit for the EV charging location to establish long-term recurring revenue.

●	Continue to Invest in Technology Innovations. We continue to enhance the product offerings available in our EV charging hardware, cloud-based software and networking capability. Our Networks can serve a wide variety of EV equipment, languages, currencies and applications. Concurrently, the mobile app creates a seamless driver charging experience. Our software implementation allows us to remain technology agnostic to enable the onboarding of OCPP compliant equipment from other manufacturers onto our network.

●	Strengthen and Support our Human Capital. Our experienced employees and management team are our most valuable resources. Attracting, training and retaining key personnel have been and will remain critical to our success. To achieve our human capital goals, we intend to stay focused on providing our personnel with entrepreneurial opportunities to expand our business within their areas of expertise. We will also continue to provide our personnel with personal and professional growth opportunities, including additional training, performance-based incentives such as opportunities for stock ownership, and other competitive benefits.

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●	Expand Sales and Marketing Resources. We intend to invest in sales and marketing infrastructure to capitalize on market growth and expand our go-to-market strategy while maintaining a disciplined approach to expenses. Today, we use a direct sales force, as well as maintaining relationships with notable resellers and electrical equipment distributors.

●	Seek Strategic Acquisition Opportunities. We seek opportunities which are accretive towards our profitability targets, while allowing us to expeditiously expand our footprint of EV charging station locations, product offerings and enhance our Blink Network.

●	Leverage Our Early Mover Advantage. We continue to leverage our extensive and defendable first-mover advantage and the digital customer experience we have created for both EV drivers and Property Partners. We believe that Blink driver registrants appreciate the value of transacting charging sessions on established robust networks. Blink chargers are primarily deployed throughout the United States and Europe. Users commonly exhibit a preference for remaining with a single, cohesive network.

●	Appropriately Capitalize Our Business. We continue to pursue new potential capital sources to deliver critical operational objectives and the necessary resources to execute our overall strategy. The EV charging industry, as a whole, is undercapitalized to deliver the full potential of the expected EV market growth in the near future. We expect to retain our leadership position with new growth capital as required.

Corporate History and Information

We were incorporated in Nevada in October 2006. Our principal executive offices are located at 5081 Howerton Way, Suite A, Bowie, Maryland 20715, and our telephone number is (305) 521-0200. We maintain a website at www.blinkcharging.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

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Summary of the Offering

Securities being offered by the selling stockholders	Up to 13,595,059 shares of our common stock.

Use of proceeds

We will not receive any proceeds from any sale of the shares being offered for sale by the selling stockholders, except upon the exercise of the Envoy Warrants currently outstanding that are exercised on a cash basis.

For more information on the use of proceeds, see “Use of Proceeds” on page 15.

Risk factors	You should carefully read the “Risk Factors” section of this prospectus for a discussion of factors that you should consider before deciding to invest in our common stock.

Trading symbol	Our common stock trades on The Nasdaq Capital Market under the symbol “BLNK.”

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RISK FACTORS

You should carefully review and consider the risk factors described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement before investing in any of our common stock. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have an adverse effect on our business, cash flows, financial condition and results of operations. We may face additional risks and uncertainties that are not presently known to us, or, or that we currently deem immaterial, which may also harm our business, financial condition, results of operations and prospects.

Risks Related to our Business

We have a history of substantial net losses and expect losses to continue in the future; if we do not achieve and sustain profitability, our financial condition could suffer.

We have experienced substantial net losses, and we expect to continue to incur substantial losses for the foreseeable future. We incurred net losses of approximately $52.8 million, $198.1 million and $203.7 million for the nine months ended September 30, 2025 and for the years ended December 31, 2024 and 2023, respectively. As of September 30, 2025, we had net working capital of approximately $37 million and an accumulated deficit of approximately $789 million. We have not yet achieved profitability.

If our revenue grows slower than we anticipate, or if our operating expenses are higher than we expect, we may not be able to achieve profitability, and our financial condition could suffer. We can give no assurance that we will ever achieve profitable operations. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Whether we can achieve cash flow levels sufficient to support our operations cannot be accurately predicted. We may need to borrow additional funds or sell our equity or debt securities, or some combination of both, to provide funding for our operations in the future. Such additional funding may not be available on commercially reasonable terms, or at all, and any equity financing would be dilutive to our stockholders.

In addition, the U.S. federal government is currently experiencing a shutdown. A prolonged government shutdown could have a negative impact on our business. Such a shutdown could disrupt our supply chain, delay required government approvals, restrict our ability to access capital markets and negatively impact consumer and investor confidence, all of which could have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

The need for additional funding to support our planned operations raises substantial doubt regarding our ability to continue as a going concern for a period of at least one year from the time the September 30, 2025 financial statements were issued.

We reported in our quarterly report on Form 10-Q for the period ended September 30, 2025 that absent a near-term capital infusion or significant improvement in cash flow provided by operations, we expect that our current cash and net working capital resources will be insufficient to fund future operations, and the need for additional funding to support our planned operations raises substantial doubt regarding our ability to continue as a going concern for a period of at least one year from the time the condensed consolidated financial statements were issued.

Management is actively evaluating strategic alternatives, including additional cost-reduction initiatives, asset sales, and potential restructuring or fundraising opportunities. However, there can be no assurance that any of these efforts will result in additional liquidity or resolve our current financial challenges. There is also no assurance that the amount of funds we might raise will enable us to complete our development initiatives or attain profitable operations. Lastly, there can be no assurances that these other initiatives will be achieved. The extent of our capital needs will depend on numerous factors, including: (i) our profitability; (ii) the release of competitive products and/or services by our competition; (iii) the level of our investment in research and product development; (iv) the amount of our capital expenditures, including acquisitions; and (v) our growth. We cannot be certain that additional funding and incremental working capital will be available to us on acceptable terms, if at all, or that it will exist in a timely and/or adequate manner to allow for the proper execution of our near and long-term business strategy. If sufficient funds are not available on terms and conditions acceptable to management and stockholders, we may be required to delay, reduce the scope of, or eliminate further development of our business operations.

Even if we obtain requisite financing, it may be on terms not favorable to us, it may be costly and it may require us to agree to covenants or other provisions that will favor new investors over existing stockholders or other restrictions that may adversely affect our business. Additional funding, if obtained, may also result in significant dilution to our stockholders.

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Our revenue growth ultimately depends on consumers’ willingness to adopt electric vehicles.

Our growth is highly dependent upon the adoption by consumers of EVs, and we are subject to the risk of reduced demand for EVs. If the market for EVs does not gain broader market acceptance or develops slower than we expect, our business, prospects, financial condition and operating results will be harmed. The market for alternative fuel vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements, long development cycles for EV original equipment manufacturers, and changing consumer demands and behaviors. Factors that may influence the purchase and use of alternative fuel vehicles, specifically EVs, include:

●	perceptions about EV quality, safety (in particular with respect to lithium-ion battery packs), design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of EVs;

●	the limited range over which EVs may be driven on a single battery charge and concerns about running out of power while in use;

●	limitations in the development of battery technology;

●	concerns regarding the stability of the electrical grid;

●	improvements in the fuel economy of the internal combustion engine;

●	the initial cost of purchasing EVs compared to conventional gas-powered automobiles;

●	the number, price and variety of EV models available for purchase;

●	consumers’ desire and ability to purchase a luxury automobile or one that is perceived as exclusive;

●	EV supply chain disruptions including availability of certain components such as semiconductors, microchips and lithium, availability of batteries and battery materials, and geopolitical and trade issues that may disrupt the EV supply chain;

●	the environmental consciousness of consumers;

●	volatility in the cost of oil and gasoline;

●	consumers’ perceptions of the dependency of the United States on oil from unstable or hostile countries and the impact of international conflicts;

●	government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

●	access to charging stations, standardization of EV charging systems and consumers’ perceptions about convenience and cost to charge an EV; and

●	the availability of tax and other governmental incentives to purchase and operate EVs or future regulation requiring increased use of zero emission vehicles.

The influence of any of the factors described above may negatively impact the widespread consumer adoption of EVs, which would materially and adversely affect our business, operating results, financial condition and prospects.

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Changes to corporate average fuel economy standards may negatively impact the EV market, which would adversely affect our business.

As regulatory initiatives have required an increase in the consumption of renewable transportation fuels, such as ethanol and biodiesel, consumer acceptance of electric and other alternative vehicles is increasing. To meet higher fuel efficiency and greenhouse gas emission standards for passenger vehicles, automobile manufacturers are increasingly using technologies, such as turbocharging, direct injection and higher compression ratios, which require high octane gasoline. If fuel efficiency of vehicles continues to rise, and the affordability of vehicles using renewable transportation fuels increases, the demand for electric and high energy vehicles could diminish. If consumers no longer purchase EVs, it would materially and adversely affect our business, operating results, financial condition and prospects.

Our quarterly operating results may fluctuate significantly.

We expect that our operating results may be subject to substantial quarterly fluctuations. If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

We are unable to predict the ultimate impact of equipment order delays and chip shortages on our business and future results of operations, financial position and cash flows.

The global chip shortage and supply chain disruption over the past several years caused some temporary delays for us in equipment orders from our contract manufacturers. As federal, state, local and foreign economies returned to pre-pandemic levels and the demand for charging station usage increased, these delays and shortages became less apparent; however, we are unable to predict the extent of any final recovery from prior years due to the uncertainty of the possible occurrence of another pandemic or other epidemics. As a result, we are unable to predict the ultimate impact that equipment order delays and chip shortages will have on our business and our future results of operations, financial position and cash flows.

War, terrorism, other acts of violence or natural or man-made disasters may affect the markets in which we operate, our customers, our delivery of products and customer service, and could have a material adverse impact on our business, results of operations, or financial condition.

Our business may be adversely affected by instability, disruption or destruction in a geographic region in which we operate, regardless of cause, including war, terrorism, riot, civil insurrection or social unrest, and natural or man-made disasters, including famine, flood, fire, earthquake, storm or public health crises. Such events may cause customers to suspend their decisions on using our services, make it impossible for us to render our services, cause restrictions, and give rise to sudden significant changes in regional and global economic conditions and cycles. These events also pose significant risks to our personnel and to physical facilities and operations, which could materially adversely affect our financial results.

Further, the current Russia-Ukraine and Middle East conflicts have created volatility in the global financial markets and are expected to have further global economic consequences, including disruptions of the global supply chain and energy markets and heightened volatility of commodity and raw material prices. In addition, recently there has been increasing geopolitical tension between China and Taiwan that may affect future shipments from Taiwan based electronics suppliers for certain of our EV chargers. Any such volatility or disruptions may have adverse consequences for us or the third parties on whom we rely. If the equity and credit markets deteriorate, including as a result of political unrest or war, it may make any necessary debt or equity financing more difficult to obtain in a timely manner or on favorable terms, more costly or more dilutive. Our business, financial condition and results of operations may be materially and adversely affected by any negative impact on the global economy, capital markets or commodity and raw material prices resulting from the conflicts in Ukraine and the Middle East, the geopolitical tensions between China and Taiwan or any other geopolitical tensions.

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We rely on a limited number of vendors for our EV charging equipment and related support services. The loss of any of these partners would negatively affect our business.

We rely on a limited number of vendors for design, testing and manufacturing of EV charging equipment which is generally sole sourced with respect to components as well as aftermarket maintenance and warranty services. The reliance on a limited number of vendors increases our risks, since we do not currently have proven reliable alternative or replacement vendors beyond these key parties. In the event of production interruptions or supply chain disruptions including but not limited to availability of certain key components such as semiconductors, we may not be able to take advantage of increased production from other sources or develop alternate or secondary vendors without incurring material additional costs and substantial delays. Therefore, our business would be adversely affected if one or more of our vendors were impacted by any interruption at a particular location.

As the demand for public charging increases, the EV charging equipment vendors may not be able to dedicate sufficient supply chain, production or sales channel capacity to keep up with the required pace of charging infrastructure expansion. In addition, as the EV market grows, the industry may be exposed to deteriorating design requirements, undetected faults or the erosion of testing standards by charging equipment and component suppliers, which may adversely impact the performance, reliability and lifecycle cost of the chargers. If we or our suppliers experience a significant increase in demand, or if we need to replace an existing supplier, we may not be able to supplement service or replace them on acceptable terms, which may impact our ability to install chargers in a timely manner. Thus, the loss of any significant vendor would have an adverse effect on our business, financial condition and operating results.

We may be adversely affected by inflationary or market fluctuations, including impact of tariffs, in the cost of products consumed in providing our services or our cost of labor.

The prices we pay for the principal items we consume in performing our services are dependent primarily on current market prices. We have consolidated certain supply purchases with national vendors through agreements containing negotiated prospective pricing. In the event such vendors are not able to comply with their obligations under the agreements and we are required to seek alternative suppliers, we may incur increased costs of supplies.

EV chargers are impacted by commodity pricing factors, including the impact of tariffs and trade barriers, which in many cases are unpredictable and outside of our control. Certain products that we import from India are currently subject to a 50% tariff of their cost. We seek to pass on to customers such increased costs but sometimes we are unable to do so. Even when we can pass on such costs to our customers, from time to time, sporadic unanticipated increases in the costs of certain supply items due to market or economic conditions may result in a timing delay in passing on such increases to our customers. This type of spike and unanticipated increase in EV charger costs could adversely affect our operating performance, and the adverse effect could be greater if we are delayed in passing on such additional costs to our customers (e.g., where we may not be able to pass such increase on to our customers until the time of our next scheduled service billing review). We seek to mitigate the impact of an unanticipated increase in the cost of such supplies through consolidation of vendors, which increases our ability to obtain more favorable pricing. The imposition of and modification of tariffs has increased uncertainty as to the short-term sustainability of importing products from our principal suppliers.

Our cost of labor may be influenced by factors in certain market areas. Our hourly employees could be affected by wage rate increases in the federal or state minimum wage rates, wage inflation or local job market adjustments. We do not have a contractual right to automatically pass through all wage rate increases resulting from wage rate inflation or local job market adjustments, and we may be delayed in doing so. Our delay in, or inability to pass such wage increases through to our customers could have a material adverse effect on our financial condition, results of operations and cash flows. We cannot determine at this time with certainty how tariffs will affect our future profitability and whether it will reduce the number of products that we sell or whether we could pass these tariff costs on to our customers through price adjustments. If we are unable to import products at a competitive price point, our sales could be adversely affected.

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We may be unable to successfully integrate acquisitions in a cost-effective and non-disruptive manner.

Our success depends on our ability to grow our business and enhance and broaden our product offerings in response to changing customer demands, competitive pressures and advances in technologies. We continue to search for viable acquisition candidates or strategic alliances that would expand our market opportunity and/or global presence. Accordingly, we have previously and may in the future pursue the acquisition of, investments in or joint ventures relating to, new businesses, products or technologies as a part of our growth strategy instead of developing them internally. Our future success will depend, in part, upon our ability to manage the expanded business following these transactions, including challenges related to the management and monitoring of new operations and associated increased costs and complexity associated with our acquisitions of SemaConnect, Electric Blue and Envoy, as well as future acquisitions. Other risks involving potential future and completed acquisitions and strategic investments include:

●	risks associated with conducting due diligence;

●	problems integrating the purchased businesses, products and technologies;

●	inability to achieve the anticipated synergies and overpaying for acquisitions or unanticipated costs associated with acquisitions;

●	invalid sales assumptions for potential acquisitions;

●	issues maintaining uniform standards, procedures, controls and policies;

●	diversion of management’s attention from our core business;

●	adverse effects on existing business relationships with suppliers, distributors and customers;

●	risks associated with entering new markets in which we have limited or no experience;

●	potential loss of key employees of acquired businesses; and

●	increased legal, accounting and compliance costs.

We compete with other companies for these opportunities, and we may be unable to consummate such acquisitions or joint ventures on commercially reasonable terms, or at all. In addition, acquired businesses may have ongoing or potential liabilities, legal claims (including tort and/or personal injury claims) or adverse operating issues that we fail to discover through due diligence prior to the acquisition.

Even if we are aware of such liabilities, claims or issues, we may not be able to accurately estimate the magnitude of the related liabilities and damages. In particular, to the extent that prior owners of any acquired businesses or properties failed to comply with or otherwise violated applicable laws or regulations, failed to fulfill their contractual obligations to their customers, or failed to satisfy legal obligations to employees or third parties, we, as the successor, may be financially responsible for these violations and failures and may suffer reputational harm or otherwise be adversely affected. Acquisitions also frequently result in the recording of goodwill and other intangible assets which are subject to potential impairment in the future that could harm our financial results. If we were to issue additional equity in connection with such acquisitions, this may dilute our stockholders.

We are in a highly competitive EV charging services industry and there can be no assurance that we will be able to compete with many of our competitors, which are larger and have greater financial resources.

We face strong competition from competitors in the EV charging services industry, including competitors who could duplicate our model. Many of these competitors may have substantially greater financial, marketing and development resources and other capabilities than us. In addition, there are very few barriers to entry to the market for our services. There can be no assurance, therefore, that any of our current and future competitors, many of whom may have far greater resources, will not independently develop services that are substantially equivalent or superior to our services. Therefore, an investment in our company is very risky and speculative due to the competitive environment in which we may operate.

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Our competitors may be able to provide customers with different or greater capabilities or benefits than we can provide in areas such as technical qualifications, past contract performance, geographic presence and driver price. Further, many of our competitors may be able to utilize substantially greater resources and economies of scale to develop competing products and technologies, divert sales away from us by winning broader contracts or hire away our employees by offering more lucrative compensation packages. In the event that the market for EV charging stations expands, we expect that competition will intensify as additional competitors enter the market and current competitors expand their product lines. In order to secure contracts successfully when competing with larger, well-financed companies, we may be forced to agree to contractual terms that provide for lower aggregate payments to us over the life of the contract, which could adversely affect our margins. Our failure to compete effectively with respect to any of these or other factors could have a material adverse effect on our business, prospects, financial condition or operating results.

Risks Related to This Offering

The issuance of shares in connection with the Envoy Technologies Acquisition and the resale of a significant number of shares by the selling stockholders, or the perception that such sales may occur, could adversely affect the market price of our common stock.

Pursuant to the Envoy Technologies Merger Agreement and the related Warrant Agreement, we issued to the selling stockholders (i) an aggregate of 9,696,882 shares of common stock and (ii) Envoy Warrants exercisable for an aggregate of 3,898,177 shares of common stock at an exercise price of $0.01 per share, subject to adjustment and certain vesting conditions as provided in the Warrant Agreement. Assuming full exercise of the Envoy Warrants, the selling stockholders would beneficially own approximately 11.5% of our outstanding common stock as of October 20, 2025. In the future, we may issue additional shares of common stock or other securities convertible into or exercisable for common stock. These issuances and any future issuance could result in substantial dilution to our existing stockholders and negatively affect the market price of our common stock.

In addition, sales by the selling stockholders of a significant number of shares of common stock, or the perception that such sales could occur, could materially adversely affect the trading price of our common stock. Even if the selling stockholders do not sell their shares immediately, the registration of these shares for resale could increase market uncertainty and put downward pressure on our stock price. We cannot predict the effect, if any, that future sales or the availability of shares for sale will have on the trading price of our common stock.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this prospectus, including the information incorporated by reference herein, may contain various “forward-looking statements.” Forward-looking statements present our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and potential acquisitions, anticipated trends in our market, and our anticipated needs for working capital. They are generally identifiable by the use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend,” “could,” “aim,” or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are subject to business, economic and other risks and uncertainties, both known and unknown, and actual results may differ materially from those contained in the forward-looking statements. Examples of risks and uncertainties that could cause actual results to differ materially from historical performance and any forward-looking statements include, but are not limited to, the risks described or incorporated by reference under the section below titled “Risk Factors,” as well as any subsequent filings with the SEC.

Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus and any related free writing prospectuses that we have authorized for use in connection with this offering, together with the information incorporated herein or therein by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. Except as required by U.S. federal law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for resale by the selling stockholders identified herein. We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders.

3,898,177 of the 13,595,059 shares of common stock covered by this registration statement of which this prospectus forms a part are issuable upon exercise of the Envoy Warrants at their exercise price of $0.01 per share, subject to adjustment and certain vesting conditions provided therein. If all such warrants for the purchase of shares of our common stock covered by this registration statement are exercised in cash, then we will receive gross proceeds of approximately $38,982. Proceeds to us from the exercise of the Envoy Warrants will be used for general corporate purposes.

We will bear all costs, expenses and fees in connection with the registration of shares of our common stock for resale by the selling stockholders. The selling stockholders will each bear their respective discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, attributable to the sale or disposition of the shares of our common stock, or interests therein, held by such selling stockholder.

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DESCRIPTION OF THE ENVOY TECHNOLOGIES ACQUISITION

The Envoy Technologies Acquisition

On April 18, 2023, we acquired all of Envoy’s outstanding shares of capital stock from the former Envoy stockholders pursuant to the Envoy Technologies Merger Agreement, which resulted in Envoy becoming our indirect wholly owned subsidiary.

Under the terms of the Envoy Technologies Merger Agreement, Mobility paid $6,000,000 in cash, of which approximately $2,600,000 was retained to repay the outstanding convertible and other notes payable held by us, and delivered to the former Envoy stockholders two promissory notes: (i) a promissory note in the principal amount of $5,000,000 due on the earlier of April 18, 2024 and the closing date of a “qualified IPO,” and (ii) a promissory note in the principal amount of $2,000,000 due on the earlier of October 18, 2024 and the closing date of a “qualified IPO.” In April 2024, Mobility repaid the full principal and accrued interest owing under both promissory notes.

Additionally, Mobility agreed that in the event an initial public offering or a direct listing occurred on or before August 18, 2024, to issue $18,500,000 of shares of its common stock or of its successor’s common stock to the former Envoy stockholders. The dollar amount value of shares of common stock would increase to $21,000,000 or $23,500,000 worth of shares if the offering or listing occurs after August 18, 2024 through December 18, 2024 or after December 18, 2024 through September 2, 2025, respectively.

On August 4, 2025, we entered into to the Fourth Amendment, which provided that the sole remaining payment obligation to the former equityholders of Envoy will be fully satisfied, and we and Mobility will be released from all claims and liabilities relating to such obligation, following the issuance of (x) $10,000,000 in shares of our common stock, valued based on the volume-weighted average trading price for the 25 trading days preceding the issuance date, and (y) Envoy Warrants exercisable for shares of our common stock with an aggregate value of $11,000,000, divided into three tranches with vesting conditions based on specific stock price achievements. We issued to the former equityholders an aggregate of 9,696,882 Envoy Shares.

On August 26, 2025, in connection with the Fourth Amendment, we entered into the Warrant Agreement with the former equityholders of Envoy, through their agent, Fortis Advisors, LLC. Pursuant to the Warrant Agreement, we agreed to issue to the former equityholders Envoy Warrants to purchase up to an aggregate of 3,898,177 shares of our common stock at an exercise price of $0.01 per share, subject to adjustment and certain vesting conditions as provided therein.

The Envoy Shares and the shares of common stock issuable upon exercise of the Envoy Warrants are subject to a 120-day leak-out period commencing on initial issuance or exercise of the Envoy Warrants, as applicable, allowing sales limited to 2% per day, with a cap of 20% per month.

The former equityholders of Envoy were granted registration rights for shares of our common stock initially issued and to be issued pursuant to the exercise of the Envoy Warrants. We agreed to file a resale registration statement on Form S-1 with the SEC within 30 days of the amendment date and use commercially reasonable efforts to have it declared effective within 90 days thereafter. This registration statement relates to the resale of shares of our common stock initially issued and to be issued pursuant to the exercise of the Envoy Warrants.

Terms of the Envoy Warrants

The following is a summary of certain terms and provisions of the Envoy Warrants.

Duration and Exercise Price

Each Envoy Warrant has an exercise price of $0.01 per share. The Envoy Warrants expire on the date that is 20 months from August 19, 2025. The exercise price and number of shares issuable upon exercise of the Envoy Warrants are subject to equitable adjustment from time to time in the event of any stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification, reorganization, merger, consolidation or other similar transaction involving our company that affects the number of outstanding shares of our common stock. Such adjustments will be made in a manner that proportionately preserves, as nearly as possible, the economic rights and value of the Envoy Warrants immediately prior to such event.

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Notwithstanding the foregoing, no adjustment will be made to the number of shares of common stock underlying the Envoy Warrants or the exercise price with respect to (i) the issuance of securities pursuant to any equity compensation plan approved by our stockholders, (ii) the issuance of securities in connection with bona fide acquisitions, mergers, joint ventures, licensing arrangements or strategic transactions, or (iii) the issuance of securities upon exercise or conversion of any securities of our company that are outstanding as of August 19, 2025, except to the extent such securities themselves provide for anti-dilution adjustments.

Vesting Conditions

Of the 3,898,177 shares of common stock issuable upon exercise of the Envoy Warrants, (i) 1,470,588 shares will vest and become exercisable upon our common stock achieving a last reported sale price its principal trading market equal to or greater than $1.70 for seven consecutive trading days, (ii) 1,190,476 shares will vest and become exercisable upon our common stock achieving a last reported sale price its principal trading market equal to or greater than $2.10 for seven consecutive trading days, and (iii) 1,237,113 shares will vest and become exercisable upon our common stock achieving a last reported sale price its principal trading market equal to or greater than $4.85 for seven consecutive trading days. The determination as to whether any such vesting condition has been satisfied will be made solely by us, acting in good faith, based on the last reported sale price of our common stock on its principal trading market as reported on the electronic reporting system of such exchange.

Exercisability

The Envoy Warrants are exercisable, at the option of each holder, in whole or in part, upon satisfaction of the applicable vesting conditions, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise. Payment of the aggregate exercise price for the shares specified in the applicable notice of exercise must be made by net exercise of such shares based on the last reported sale price for our common stock on the trading day immediately following receipt by us of the notice of exercise.

Leak-Out Restrictions

Any shares of common stock issued upon exercise of the Envoy Warrants are subject to the following restrictions during the period commencing on the date such shares first become freely tradable pursuant to applicable federal securities laws and ending on the 120th day thereafter (the “Leak-Out Period”):

●	Each holder cannot sell more than 2% of the total number of shares issuable upon exercise of its Envoy Warrants and other shares of our common stock such holder is entitled to as Stock Consideration under the Envoy Technologies Merger Agreement (collectively, the “Leak-Out Shares”) on any trading day;

●	Each holder cannot sell more than 20% of the total Leak-Out Shares during any calendar month (the “Monthly Limit”);

●	Any portion of the Monthly Limit not sold in a given month cannot be carried forward;

●	During the final 30 days of the Leak-Out Period, each holder may sell up to 5% of the Leak-Out Shares on any trading day, subject to the Monthly Limit; and

●	All sales must be effected through the principal trading market on which our common stock is listed at the time of sale.

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Rights as a Stockholder

Except as otherwise provided in the Envoy Warrants or by virtue of the holder’s ownership of shares of our common stock, such holder of Envoy Warrants does not have the rights or privileges of a holder of our common stock, including any voting rights, until such holder exercises such holder’s Envoy Warrants.

Change of Control

If at any time the Envoy Warrants are outstanding, we, either directly or indirectly, in one or more related transactions effect a Change of Control (as defined in the Warrant Agreement), any portion of the Envoy Warrants that remains unvested as of immediately prior to the consummation of such Change of Control will automatically become fully vested and immediately exercisable, without any further action required by us or the holder, effective immediately prior to and contingent upon the consummation of such Change of Control. Upon such vesting and exercise, the holder will be entitled to participate in the Change of Control transaction with respect to the shares of common stock underlying the Envoy Warrants acquired, on the same terms and conditions as other holders of our common stock. Any portion of the Envoy Warrants that is not exercised in connection with or prior to the consummation of a Change of Control shall remain exercisable (to the extent then vested) until the expiration of the Envoy Warrants, unless otherwise terminated or cashed out in accordance with the terms of the Change of Control transaction or the Warrant Agreement.

Fundamental Transactions

If at any time the Envoy Warrants are outstanding, we, either directly or indirectly, in one or more related transactions effect a Fundamental Transaction (as defined in the Warrant Agreement), the Envoy Warrants will be assumed or substituted for by the successor or surviving entity, and each holder will thereafter have the right to receive, upon exercise of the Envoy Warrants, the same amount and kind of securities, cash, or other property as such holder would have been entitled to receive upon the occurrence of such Fundamental Transaction had the Envoy Warrants been exercised immediately prior thereto, all subject to further equitable adjustment.

Waivers and Amendments

The Envoy Warrants may be modified or amended or the provisions of the Envoy Warrants waived with our and the equityholders’ agent’s written consent.

The Envoy Warrants and shares issuable upon exercise of the Envoy Warrants were offered and sold by us in reliance upon an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act.

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SELLING STOCKHOLDERS

This prospectus relates to the possible resale from time to time by the selling stockholders of any or all of the shares of common stock that have been issued by us to the selling stockholders or may be issued by us to the selling stockholders upon the exercise of the Envoy Warrants. For additional information regarding the issuance of shares covered by this prospectus, see the section titled “Description of the Envoy Technologies Acquisition” above. We are registering the shares pursuant to the provisions of the Fourth Amendment in order to permit the selling stockholders to offer the shares for resale from time to time. Except for (i) the transactions contemplated by the Envoy Technologies Merger Agreement and related Warrant Agreement, and (ii) Aric Ohana and Andrew Hopkins serving as the former Chief Executive Officer and current Chief Operating Officer, respectively, of Envoy, our wholly owned subsidiary, the selling stockholders have not had any material relationship with us within the past three years. Except as set forth under the heading “Plan of Distribution” in this prospectus, we are not aware of any existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock being offered for resale by this prospectus.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder) of the shares held by each of the selling stockholders. This table is prepared based on information supplied to us by the selling stockholders and reflects holdings as of November 3, 2025. The number of shares in the column “Maximum No. of Common Shares offered hereby” represents all of the shares that the selling stockholders may offer under this prospectus. The number of shares in the column “Common Shares Beneficially Owned After Offering” assumes that the selling stockholders will sell all of the shares offered for sale hereby. The selling stockholders, however, are under no obligation to sell any shares pursuant to this prospectus.

Unless otherwise indicated below, to our knowledge, each selling stockholder named in the table has sole voting and investment power with respect to the shares of common stock beneficially owned by it, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated below, the address of each beneficial owner listed below is c/o Blink Charging Co., 5081 Howerton Way, Suite A, Bowie, Maryland 20715. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for any selling stockholder named below.

	Common Shares Beneficially Owned Before Offering		No. of Common Shares issued pursuant to the Fourth	No. of Common Shares issuable upon exercise of	Maximum No. of Common Shares offered	Common Shares Beneficially Owned After Offering
Name of Stockholder	No.(2)	%(2)	Amendment	Warrants	hereby(1)	No.(2)	%(2)
18VNTA LLC(3)	—	—	102,559	41,229	143,788	—	—
Access Finance, Inc.(4)	—	—	15,407	6,194	21,601	—	—
Alan Benjamin Feder	—	—	10,712	4,306	15,018	—	—
Alexander Hamm	—	—	1,654	665	2,319	—	—
Alon Alexander	—	—	13,713	5,512	19,225	—	—
Alumni Group, LLC(5)	—	—	4,426	1,779	6,205	—	—
Andrea Espinoza	—	—	18,663	7,502	26,165	—	—
Andres Asion	—	—	5,576	2,241	7,817	—	—
Andrew Hopkins(6)	—	—	62,844	25,264	88,108	—	—
Andrew Schneider	—	—	709	284	993	—	—
Anna Hanley	—	—	1,837	738	2,575	—	—
Aric Ohana(7)	4,000	*	1,371,194	551,226	1,922,420	4,000	*
ARX Urban Capital LLC(8)	—	—	11,079	4,453	15,532	—	—
Assaf Shlomo Topaz	—	—	35,482	14,264	49,746	—	—
Marc Ezralow 1997 Trust(9)	—	—	137,920	55,444	193,364	—	—
Bob Safai	—	—	310,425	124,793	435,218	—	—
Built Environment Innovation Fund, L.P.(10)	—	—	693,543	278,807	972,350	—	—
Carlton Coleman	—	—	2,834	1,140	3,974	—	—
Dan Grossman	—	—	9,446	3,797	13,243	—	—
David Broumandi and Deborah Termeie	—	—	22,578	9,076	31,654	—	—
David Dorfman	—	—	9,873	3,969	13,842	—	—
David Shadpour	—	—	27,424	11,025	38,449	—	—
DaVinci Eccles	—	—	47,227	18,985	66,212	—	—
Dennis Cogbill	—	—	8,227	3,308	11,535	—	—
Denso Corporation(11)	—	—	369,715	148,628	518,343	—	—
Derek Norton	—	—	27,424	11,025	38,449	—	—
Dotan Shoham	—	—	31,194	12,541	43,735	—	—
Fenwick & West LLP(12)	—	—	21,748	8,743	30,491	—	—
Frederick Richter	—	—	66,452	26,714	93,166	—	—
Gambit Ventures, L.P.(13)	—	—	74,178	29,821	103,999	—	—
General Motors Ventures LLC(14)	—	—	761,177	305,996	1,067,173	—	—
Geoffrey Sitbon	—	—	282,764	113,673	396,437	—	—
GG Investor 1 LLC(15)	—	—	44,251	17,789	62,040	—	—
Groundbreak Ventures LP(16)	—	—	244,883	98,444	343,327	—	—
Guy Gur Ari	—	—	60,214	24,206	84,420	—	—
Hersz US Limited Partnership(17)	—	—	11,262	4,528	15,790	—	—
Howard Kerbel	—	—	54,370	21,856	76,226	—	—
IAK BH LLC(18)	—	—	15,816	6,358	22,174	—	—
Impact Ventures III(19)	—	—	22,574	9,074	31,648	—	—
Insignia LLC(20)	—	—	10,260	4,125	14,385	—	—
Jack Axelrod	—	—	6,856	2,757	9,613	—	—
Jack Schulte	—	—	3,169	1,274	4,443	—	—
Jason Burks	—	—	4,388	1,764	6,152	—	—
Joe Prospero	—	—	5,313	2,136	7,449	—	—
John Ahern	—	—	549	220	769	—	—
Joseph M. Coyle Enterprises, Inc.(21)	—	—	17,728	7,127	24,855	—	—
Kenneth F. Porter & Holly J. Porter, JTWRS	—	—	58,986	23,713	82,699	—	—
Kent Building Services, LLC(22)	—	—	164,684	66,203	230,887	—	—
LACI Impact Fund, LLC(23)	—	—	127,920	51,425	179,345	—	—
Los Angeles County Incubator(23)	—	—	24,523	9,857	34,380	—	—
Laura Correal	—	—	10,650	4,281	14,931	—	—
Matthew Silva	—	—	591	237	828	—	—
Michael Becker	—	—	68,560	27,562	96,122	—	—
Michael H. Sydney Revocable Trust Dated March 2, 1993(24)	—	—	125,513	50,457	175,970	—	—
Michael Karples and Daphna Shalom	—	—	12,215	4,909	17,124	—	—
Michael Lawrence	260,266	*	55,684	22,385	78,069	260,266	*
Mike Ross	—	—	10,970	4,410	15,380	—	—
Moderne Passport Investment, LLC(25)	—	—	46,243	18,590	64,833	—	—
Nechama R. Salfer Trust(26)	—	—	11,501	4,623	16,124	—	—
Niv Calderon	—	—	3,566	1,434	5,000	—	—
Ori Sagie	—	—	1,371,193	551,220	1,922,413	—	—
OSJ Pep Investments, LLC(27)	—	—	66,574	26,762	93,336	—	—
R/GA Ventures MCVS, LLC(28)	—	—	73,538	29,562	103,100	—	—
Roam Nevada Trust(29)	—	—	44,530	17,901	62,431	—	—
Robert B. Singer Revocable Trust Dated January 15, 1993(30)	—	—	125,513	50,457	175,970	—	—
Roger Black	—	—	8,227	3,308	11,535	—	—
Ronen Jaffa	—	—	35,547	14,290	49,837	—	—
Rony Zarom	—	—	264,579	106,362	370,941	—	—
SB Holding Group LLC // Baraness Investments LLC(31)	—	—	53,143	21,363	74,506	—	—
Shell Ventures LLC(32)	—	—	761,177	305,996	1,067,173	—	—
Sky Hirschkron	—	—	3,543	1,424	4,967	—	—
Stefanie LaHart	—	—	3,280	1,318	4,598	—	—
Sun City Holdings, LLC(33)	—	—	41,515	16,689	58,204	—	—
Tal Hackmey	—	—	2,362	949	3,311	—	—
The Goodyear Tire & Rubber Company(34)	1,628	*	266,632	107,186	373,818	1,628	*
The June Foundation(35)	—	—	44,504	17,891	62,395	—	—
The Kau Jones Family Trust of 2017(36)	—	—	89,653	36,041	125,694	—	—
The Sharf Family Trust, U/D/T 4/13/10(37)	—	—	35,523	14,280	49,803	—	—
TJH Investments LLC(38)	—	—	112,054	45,047	157,101	—	—
Transolam, LLC(39)	—	—	282,573	113,595	396,168	—	—
Triple Y Capital LLC(40)	—	—	11,262	4,528	15,790	—	—
Tuan Dang	—	—	394	158	552	—	—
William Patrick Curtis Jr. 7/22/14 Revocable Trust(41)	—	—	58,993	23,715	82,708	—	—
Yotam Shochat	—	—	60,596	24,360	84,956	—	—
Zarbra LLC(42)	—	—	88,507	35,581	124,088	—	—
Zev Steinmetz	—	—	8,227	3,308	11,535	—	—

19

*	Represents less than 1% of outstanding shares of common stock.
(1)	Represents (i) shares issued pursuant to the Fourth Amendment, which are reflected in the “No. of Common Shares issued pursuant to the Fourth Amendment” column, and (ii) shares issuable pursuant to the exercise of Envoy Warrants, which are reflected in the “No. of Common Shares issuable upon exercise of Warrants” column.
(2)	Assumes that (i) the Envoy Warrants held by the selling stockholders will be exercised for the maximum number of shares of our common stock reflected in the “No. of Common Shares issuable upon exercise of Warrants” column and (ii) the selling stockholders will sell all of the common stock offered hereby. Percentages are based on 114,567,268 shares of common stock issued and outstanding as of November 3, 2025.
(3)	The managing member of the manager of 18VNTA LLC is Nikhil Talreja, who holds voting and investment power with respect to the shares held by 18VNTA and may be deemed to have beneficial ownership of such shares. The address of 18VNTA is c/o 18VNTA LLC, 3020 University Blvd., Houston, Texas 77005.
(4)	Avishai Shraga holds voting and investment power with respect to the shares held by Access Finance and may be deemed to have beneficial ownership of such shares. The address of Access Finance is c/o Access Finance, Inc., PO Box 492148, Los Angeles, California 90049
(5)	Ben Zises is the manager of Alumni Group, LLC. Mr. Zises holds voting and investment power with respect to the shares held by Alumni Group and may be deemed to have beneficial ownership of such shares. The address of Alumni Group is c/o Alumni Group, LLC, 275 Central Park West, Suite 2A, New York, New York 10024.
(6)	Andrew Hopkins is the Chief Operating Officer of Envoy Technologies, Inc., our indirect wholly owned subsidiary.
(7)	Aric Ohana served as the Chief Executive Officer of Envoy Technologies, Inc., our indirect wholly owned subsidiary, from April 2023 to September 2025.
(8)	Benjamin Moll is the principal of ARX Urban Capital LLC. Mr. Moll holds voting and investment power with respect to the shares held by ARX Urban Capital and may be deemed to have beneficial ownership of such shares. The address of ARX Urban Capital is c/o ARX Urban Capital LLC, 300 Washington Street, Newton, Massachusetts 02458.
(9)	Marc Ezralow is the trustee of the Marc Ezralow 1997 Trust. Mr. Ezralow holds voting and investment power with respect to the shares held by such trust and may be deemed to have beneficial ownership of such shares. The address of the Marc Ezralow 1997 Trust is c/o The Ezralow Company, 23622 Calabasas Road, Suite 200, Calabasas, California 91302.
(10)	Travis Connors holds voting and investment power with respect to the shares held by Built Environment Innovation Fund, L.P. and may be deemed to have beneficial ownership of such shares. Mr. Connors may be deemed to have beneficial ownership of the shares held by Built. The address of Built is c/o Built Environment Innovation Fund, L.P., 121 East Berkeley Street, Boston, Massachusetts 02118.
(11)	Investment and voting decisions regarding such shares are made by the board of directors of Denso Corporation. Membership of the board of directors is subject to change from time to time. Each of the members of the board of directors of Denso Corporation disclaims beneficial ownership of such shares. The address of Denso Corporation is 1-1, Showa-cho, Kariya, Aichi 448-8661 Japan.
(12)	Joseph Larrenaga holds voting and investment power with respect to the shares held by Fenwick & West LLP and may be deemed to have beneficial ownership of such shares. The address of Fenwick & West is c/o Fenwick and West LLP, 801 California Street, Mountain View, California 94041.
(13)	CNSLT.us, LLC is the general partner of Gambit Ventures, L.P. and holds voting and investment power with respect to the shares held by Gambit. Keith Petri is the Principal of CNSLT.us, LLC and may be deemed to have beneficial ownership of the shares held by Gambit. The address of Gambit Ventures, L.P. is 1512 Palisade Avenue, Apt. 9J, Fort Lee, New Jersey 07024.
(14)	General Motors Ventures LLC (“GM Ventures”) is an indirect, wholly owned subsidiary of General Motors Company (“GM”). Investment and voting decisions regarding such shares are made by the board of directors of GM. Membership of the board of directors is subject to change from time to time. Each of the members of the board of directors of GM disclaims beneficial ownership of such shares. The address of GM Ventures is c/o General Motors Company, 30470 Harley Earl Boulevard, Warren, Michigan 48092.
(15)	Griffin Giordano holds voting and investment power with respect to the shares held by GG Investor 1 LLC and may be deemed to have beneficial ownership of such shares. The address of GG Investor 1 LLC is 14 Filmore Place, #3, Brooklyn, New York 11211.
(16)	GroundBreak Ventures GP Corp. (“GroundBreak GP”) is the general partner of GroundBreak Ventures LP (“GroundBreak LP”) and holds voting and investment power with respect to the shares held by GroundBreak LP. Scott Kaplanis is the managing partner of GroundBreak GP and may be deemed to have beneficial ownership of the shares held by Groundbreak LP. The address of GroundBreak LP is c/o GroundBreak Ventures LP, 45 St. Clair Ave. W, Unit 103, Toronto, Ontario M4V 1K9.
(17)	Josh Tenenbaum holds voting and investment power with respect to the shares held by Hersz US Limited Partnership. The address of Hersz US Limited Partnership is 501 Madison Avenue, New York, New York 10022.
(18)	Khashy Eynalhori is the Principal of IAK BH LLC. Mr. Eynalhori holds voting and investment power with respect to the shares held by IAK BH and may be deemed to have beneficial ownership of such shares. The address of IAK BH LLC is 100 Wall Street, 2nd Floor, New York, New York 10005.
(19)	City Light Capital Management III LLC is the managing member of Impact Ventures III and holds voting and investment power with respect to the shares held by Impact Ventures. Josh Cohen is the managing partner of City Light and may be deemed to have beneficial ownership of the shares held by Impact Ventures. The address of Impact Ventures is c/o City Light Capital, 150 E. 52nd Street, 24th Floor, New York, New York 10022.
(20)	The managing member of Insignia LLC is Canaan XI, LP (“Canaan XI”). Canaan Partners XI LLC (“Canaan XI GP”) is the general partner of Canaan XI. Canaan XI and Canaan XI GP may be deemed to have investment and voting power over the shares held by Insignia LLC. The address for Insignia is 700 Fairfield Avenue, Suite 1, Stamford, CT 06902 and the address for Canaan XI LP and Canaan Partners XI LLC is 2765 Sand Hill Road, Menlo Park, CA, 94025.
(21)	Joseph Coyle holds voting and investment power with respect to the shares held by Joseph M. Coyle Enterprises, Inc. and may be deemed to have beneficial ownership of such shares. The address of Joseph M. Coyle Enterprises is 15304 Lockett Lane, Baton Rouge, Louisiana 70810.
(22)	Gil Neuman is the managing member of Kent Building Services, LLC. Mr. Neuman holds voting and investment power with respect to the shares held by Kent and may be deemed to have beneficial ownership of such shares. The address of Kent Building Services, LLC is 14600 Biscayne Blvd., North Miami, Florida 33181.

20

(23)	LACI Impact Fund, LLC is a venture fund owned by Los Angeles Incubator (“LACI”). Matt Peterson is the President and CEO of LACI and holds voting and investment power with respect to the shares held by LACI Impact Fund and LACI and may be deemed to have beneficial ownership of such shares. The address of LACI Impact Fund and LACI is 525 S. Hewitt Street, Los Angeles, California 90019.
(24)	Michael Sydney serves as the trustee of Michael H. Sydney Revocable Trust Dated March 2, 1993. Mr. Sydney holds voting and investment power with respect to the shares held by this trust and may be deemed to have beneficial ownership of such shares. The address of the Michael H. Sydney Revocable Trust is 75 Ledgewood Road, Manchester, New Hampshire 03104.
(25)	Constance Freedman is the manager of Moderne Passport Investment, LLC. Mr. Freedman holds voting and investment power with respect to the shares held by Moderne Passport Investment and may be deemed to have beneficial ownership of such shares. The address of Modern Passport Investment is c/o Modern Passport Investment, LLC, 401 N. Michigan Avenue, Suite 1900, Chicago, Illinois 60611.
(26)	Nechama Salfer serves as the trustee of Nechama R. Salfer Trust. Ms. Salfer holds voting and investment power with respect to the shares held by this trust and may be deemed to have beneficial ownership of such shares. The address of Nechama R. Salfer Trust is 2220 NE 203 Terrace, Miami, Florida 33180.
(27)	Marc Perlman is the managing member of OSJ Pep Investments, LLC. Mr. Pearlman holds voting and investment power with respect to the shares held by OSJ Pep Investments and may be deemed to have beneficial ownership of such shares. The address of OSJ Pep Investments, LLC is 375 Commerce Park Road, North Kingstown, Rhode Island 02852.
(28)	Paul Curley is the Vice President of R/GA Ventures MCVS, LLC. Mr. Curley holds voting and investment power with respect to the shares held by R/GA Ventures and may be deemed to have beneficial ownership of such shares. The address of R/GA Ventures and Mr. Curley is c/o Interpublic Group, 909 Third Avenue, New York, New York 10022.
(29)	Roni Amid serves as the trustee of Roam Nevada Trust. Mr. Amid holds voting and investment power with respect to the shares held by this trust and may be deemed to have beneficial ownership of such shares. The address of Roam Nevada Trust is 6655 S. Eastern Avenue, Ste 110, Las Vegas, Nevada 89119.
(30)	Robert Singer serves as the trustee of Robert B. Singer Revocable Trust Dated January 15, 1993. Mr. Singer holds voting and investment power with respect to the shares held by this trust and may be deemed to have beneficial ownership of such shares. The address of Robert B. Singer Revocable Trust is 430 Kearney Circle, Manchester, New Hampshire 03104.
(31)	The address of BB Holding Group is 7250 Franklin Avenue, Unit 910, Los Angeles, California 90046.
(32)	Vika Gupta is a managing partner of Shell Ventures LLC. Mr. Gupta holds voting and investment power with respect to the shares held by Shell and may be deemed to have beneficial ownership of such shares. The address of Shell is c/o Shell Ventures LLC, 150 N. Dairy Ashford Road, PO Box 4749, Houston, Texas 77079.
(33)	Gil Shapira is the manager of Sun City Holdings, LLC. Mr. Shapira holds voting and investment power with respect to the shares held by Sun City and may be deemed to have beneficial ownership of such shares. The address of Sun City Holdings is c/o Sun City Holdings, LLC, 26527 Agoura Road, Suite 200, Calabasas, California 91302.
(34)	Aleda Schaffer holds voting and investment power with respect to the shares held by The Goodyear Tire & Rubber Company and may be deemed to have beneficial ownership of such shares. Ms. Schaffer’s address is c/o The Goodyear Tire & Rubber Company, 200 Innovation Way, Akron, Ohio 44316.
(35)	Michael Kest holds voting and investment power with respect to the shares held by The June Foundation and may be deemed to have beneficial ownership of such shares. The address of The June Foundation is c/o The Kest Group, LLC, 5350 Wilshire Blvd., Suite 36159, Los Angeles, California 90036.
(36)	Richard Jones serves as the trustee of The Kau Jones Family Trust of 2017. Mr. Jones holds voting and investment power with respect to the shares held by this trust and may be deemed to have beneficial ownership of such shares. The address of The Kau Jones Family Trust is 16368 Cutters Court, Fort Myers, Florida 33908.
(37)	Jesse Sharf serves as the trustee of The Sharf Family Trust, U/D/T 4/13/10. Mr. Sharf holds voting and investment power with respect to the shares held by this trust and may be deemed to have beneficial ownership of such shares. The address of The Sharf Family Trust is 468 21st Street, Santa Monica, California 90402.
(38)	Tal Hackmey is the managing member of TJH Investments LLC. Mr. Hackmey holds voting and investment power with respect to the shares held by TJH Investments and may be deemed to have beneficial ownership of such shares. The address of TJH Investments LLC is 10801 W. Charleston Blvd., Ste 275, Las Vegas, Nevada 89135.
(39)	Daniel Nazarian is the managing member of Transolam, LLC. Mr. Nazarian holds voting and investment power with respect to the shares held by Transolam and may be deemed to have beneficial ownership of such shares. The address of Transolam, LLC is 269 S. Beverly Drive, Suite 1050, Beverly Hills, California 90212.
(40)	Joseph Yemini is the manager of Triple Y Capital LLC. Mr. Yemini holds voting and investment power with respect to the shares held by Triple Y and may be deemed to have beneficial ownership of such shares. The address of Triple Y Capital LLC is 48 Wall Street, Suite 1100, New York, New York 10005.
(41)	Wiliam Curtis serves as the trustee of William Patrick Curtis Jr. 7/22/14 Revocable Trust. Mr. Curtis holds voting and investment power with respect to the shares held by this trust and may be deemed to have beneficial ownership of such shares. The address of William Patrick Curtis Jr. 7/22/14 Revocable Trust is 225 State Road, Media, Pennsylvania 19063.
(42)	Michael Zarabi is the managing member of Zarbra LLC. Mr. Zarabi holds voting and investment power with respect to the shares held by Zarbra and may be deemed to have beneficial ownership of such shares. The address of Zarbra LLC is 20120 Plummer Street, Chatsworth, California 91311.

21

PLAN OF DISTRIBUTION

We are registering the shares of our common stock that have been issued by us to the selling stockholders or are issuable by us upon exercise of the Envoy Warrants to permit the resale of these shares by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares, although we will receive the exercise price of any Envoy Warrants exercised by the selling stockholders on a cash exercise basis. The selling stockholders will bear all fees, commissions and discounts, if any, attributable to the sales of shares and any transfer taxes. We will bear all other costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling stockholders pursuant to this prospectus.

The term “selling stockholder” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other transfer. Each selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on the principal trading market for our common stock or any other stock exchange, market or trading facility on which our common stock is traded or in private transactions. The selling stockholders may sell all or a portion of the shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	directly to one or more purchasers;

●	distribution to employees, members, limited partners or stockholders of the selling stockholder;

●	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	privately negotiated transactions;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	by pledge to secured debts and other obligations;

●	delayed delivery arrangements;

●	to or through underwriters, broker-dealers or agents; provided that in no event shall any resales by the selling stockholder take the form of an underwritten offering (as the term “underwritten public offering” is commonly understood, which for clarity does not include a transaction that does not involve the purchase by such broker-dealer of securities with a view to public resale thereby, but which transaction may be treated similarly to an underwritten public offering in terms of the procedures to be followed thereby as a matter of law or customary practice) without our prior consent;

22

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in options transactions;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 promulgated under the Securities Act or any other exemption from registration under the Securities Act, if available, rather than under this prospectus. In addition, a selling stockholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is our affiliate (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

In addition, the selling stockholders may transfer the shares by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders may sell shares short and deliver shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares owned by them and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

There can be no assurance that the selling stockholders will sell any or all of the shares registered pursuant to the registration statement, of which this prospectus forms a part.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 5110; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

23

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus has been passed upon for us by our counsel Olshan Frome Wolosky LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2024 and for the year then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2024, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Blink Charging Co. as of December 31, 2023, and for each of the two years in the period ended December 31, 2023, incorporated by reference in this prospectus, have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of Marcum LLP given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock we are offering by this prospectus. For further information pertaining to us and our common stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov. We also maintain a website at www.blinkcharging.com. You may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendment to those reported filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The rules of the SEC allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (other than documents and information furnished to, and not filed with, the SEC) in accordance with SEC rules, unless expressly stated otherwise therein:

●	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 9, 2025, as amended by the Form 10-K/A, filed with the SEC on April 29, 2025, as further amended by the Form 10-K/A filed with the SEC on May 14, 2025;

●	Our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May 12, 2025, August 18, 2025 and November 7, 2025, respectively;

●	Our Current Reports on Form 8-K (only to the extent “filed” and not “furnished”) filed with the SEC on January 28, 2025, March 14, 2025, April 8, 2025, April 9, 2025, April 11, 2025, April 29, 2025, May 13, 2025, May 19, 2025, May 21, 2025, May 22, 2025, June 4, 2025, June 30, 2025, August 6, 2025, August 29, 2025, September 2, 2025, September 9, 2025 , September 11, 2025 and November 4, 2025; and

●	The description of our registered securities contained in Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 9, 2025.

Any statement made in this prospectus or contained in a document all or a portion of which is incorporated by reference herein will be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequent prospectus supplement to this prospectus or, if appropriate, post-effective amendment to the registration statement that includes this prospectus, modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part hereof, except as so modified, and any statement so superseded will not be deemed to constitute a part hereof.

You may read and copy any materials we file with the SEC at the SEC’s website mentioned under the heading “Where You Can Find More Information.” The information on the SEC’s website is not incorporated by reference in this prospectus.

A copy of any document incorporated by reference in this prospectus may be obtained at no cost by writing or telephoning us at the following address and telephone number:

Blink Charging Co.

5081 Howerton Way, Suite A

Bowie, Maryland 20715

Attention: Corporate Secretary

(305) 521-0200

We maintain a website at www.blinkcharging.com. Information about us, including our reports filed with the SEC, is available through that site. Such reports are accessible at no charge through our website and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. Our website and the information contained on that website, or connected to that website, are not incorporated by reference in this prospectus.

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13,595,059 Shares of Common Stock

BLINK CHARGING CO.

Common Stock

PROSPECTUS

__________, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee.

Item	Amount to be Paid
SEC registration fee		$3,417.01
Printing and mailing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous expenses		*
Total	$	*

*	Estimated expenses are not presently known. To the extent required, any applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of securities.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Corporate Law

The Nevada Revised Statutes limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our bylaws include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our articles of incorporation do not contain any limiting language regarding director immunity from liability.

The limitation of liability and indemnification provisions under Nevada Revised Statutes and our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Indemnification Agreements

We have entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses, judgments, fines and settlement amounts, among others, incurred by such person in any action or proceeding arising out of such person’s services as a director or executive officer in any capacity. We believe that these provisions in our bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

The above description of the indemnification provisions of our bylaws and our indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which is incorporated by reference as an exhibit to this registration statement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

During the three months ended September 30, 2023, in consideration of the agreement by the former stockholders of SemaConnect, Inc. (“SemaConnect”) to enter into an amendment to the agreement and plan of merger pursuant to which we acquired SemaConnect, we agreed to issue to the former stockholders of SemaConnect an aggregate of 158,372 shares of common stock.

In August 2025, as part of the consideration for our acquisition of Envoy Technologies and pursuant to the Fourth Amendment, we issued to the former equityholders of Envoy Technologies (i) an aggregate of 9,696,882 shares of common stock and (ii) Envoy Warrants to purchase up to an aggregate of 3,898,177 shares of our common stock at an exercise price of $0.01 per share, subject to adjustment as provided therein, 1,470,588 of which will vest and become exercisable upon our common stock achieving a last reported sale price its principal trading market equal to or greater than $1.70 for seven consecutive trading days, 1,190,476 of which will vest and become exercisable upon our common stock achieving a last reported sale price its principal trading market equal to or greater than $2.10 for seven consecutive trading days, and 1,237,113 of which will vest and become exercisable upon our common stock achieving a last reported sale price its principal trading market equal to or greater than $4.85 for seven consecutive trading days.

The issuances described in Item 15 were not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2), which exempts transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about the registrant or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

Exhibit		Incorporated by Reference		Filed or Furnished
Number	Exhibit Description	Form	Exhibit	Filing Date	Herewith
2.1**	Agreement and Plan of Merger, dated as of April 18, 2023, by and among Blink Charging Co., Blink Mobility, LLC, Mobility Merger Sub Inc., Envoy Technologies, Inc., and Fortis Advisors LLC (as Equityholders’ Agent)	8-K	2.1	04/24/2023
2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as March 10, 2025, by and among Blink Charging Co., Envoy Mobility, Inc. (formerly Blink Mobility, LLC), Envoy Technologies, Inc. and Fortis Advisors LLC, as equityholders’ agent.	8-K	2.1	03/14/2025
2.3	Amendment No. 2 to Agreement and Plan of Merger, dated as of April 4, 2025, by and among Blink Charging Co., Envoy Mobility, Inc. (formerly Blink Mobility, LLC), Envoy Technologies, Inc. and Fortis Advisors LLC, as equityholders’ agent.	8-K	2.1	04/09/2025
2.4	Amendment No. 3 to Agreement and Plan of Merger, dated as of May 16, 2025, by and among Blink Charging Co., Envoy Mobility, Inc. (formerly Blink Mobility, LLC), Envoy Technologies, Inc. and Fortis Advisors LLC, as equityholders’ agent.	8-K	2.1	05/21/2025
2.5	Amendment No. 4 to Agreement and Plan of Merger, dated as of August 4, 2025, by and among Blink Charging Co., Envoy Mobility, Inc. (formerly Blink Mobility, LLC), Envoy Technologies, Inc. and Fortis Advisors LLC, as equityholders’ agent.	8-K	2.1	08/06/2025
2.6**	Agreement and Plan of Merger, dated as of June 13, 2022, by and among Blink Charging Co., Blink Sub I Corp., Blink Sub II LLC, SemaConnect, Inc. and Shareholder Representative Services LLC (solely in its capacity as the stockholders’ representative)	8-K	2.1	06/14/2022
2.7**	Amendment No. 2, dated as of August 4, 2023, to Agreement and Plan of Merger, dated as of June 13, 2022, by and among Blink Charging Co., SemaConnect LLC and Shareholder Representative Services LLC, as Stockholders’ Representative.	10-Q	2.2	08/09/2023
3.1	Articles of Incorporation, as amended most recently on August 17, 2017	10-K	3.1	04/17/2018
3.2	Bylaws, as amended most recently on January 29, 2018	10-K	3.2	04/17/2018
3.4	Certificate of Withdrawal for Series A Convertible Preferred Stock	8-K	3.1	04/07/2022
3.5	Certificate of Withdrawal for Series B Preferred Stock	8-K	3.2	04/07/2022
3.6	Certificate of Withdrawal for Series C Convertible Preferred Stock	8-K	3.3	04/07/2022
3.7	Certificate of Withdrawal for Series D Convertible Preferred Stock	8-K	3.4	04/07/2022
4.1	Form of Common Stock Purchase Warrant dated April 9, 2018	8-K	4.1	04/19/2018
4.2	Warrant Agreement, dated as of August 19, 2025, by and between Blink Charging Co. and the former equityholders of Envoy Technologies, Inc., through their agent, Fortis Advisors, LLC.	8-K	4.1	08/29/2025
5.1	Opinion of Olshan Frome Wolosky LLP, as to the legality of the common stock.	S-1	5.1	10/21/2025

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10.1*	2018 Incentive Compensation Plan	Proxy	-	08/14/2018
10.2*	Amendment to Blink Charging Co. 2018 Incentive Compensation Plan	14A	A	06/14/2023
10.3*	Employment Agreement, dated April 20, 2021, between Blink Charging Co. and Harjinder Bhade	10-K/A	10.20	04/29/2022
10.4*	Employment Offer Letter, dated October 30, 2023, between Blink Charging Co. and Harjinder Bhade	8-K	10.1	11/03/2023
10.5*	Separation and General Release Agreement, dated as of June 20, 2023, between Blink Charging Co. and Michael D. Farkas	8-K	10.1	06/23/2023
10.6*	Executive Advisor Employment Agreement, dated August 27, 2024, by and between Blink Charging Co. and Brendan S. Jones	8-K	10.1	08/30/2024
10.7*	Chief Executive Officer Employment Agreement, dated January 23, 2025, between Michael Battaglia and Blink Charging Co.	8-K	10.1	01/28/2025
10.8*	General Counsel & EVP of M&A Employment Agreement, dated April 25, 2025, between Blink Charging Co. and Aviv Hillo.	8-K	10.1	04/29/2025
10.9*	Executive Employment Agreement, dated May 29, 2025, between Blink Charging Co. and Michael Bercovich.	8-K	10.1	06/04/2025
10.10*	Amendment, dated as of June 2, 2025, between Blink Charging Co. and Michael Bercovich.	8-K	10.2	06/04/2025
10.11	Sales Agreement, dated September 2, 2022, between Blink Charging Co. and the Sales Agents	8-K	10.1	09/02/2022
10.12	Amendment to Sales Agreement, dated as of November 2, 2023, between Blink Charging Co. and the Agents	8-K	10.1	11/22/2023
23.1	Consent of Grant Thornton LLP				X
23.2	Consent of Marcum LLP				X
23.3	Consent of Olshan Frome Wolosky LLP (included in the opinion filed as Exhibit 5.1).	S-1	23.3	10/21/2025
24	Power of Attorney (set forth on signature page of the Registration Statement).	S-1	24	10/21/2025
107	Calculation of Filing Fee Table.	S-1	107	10/21/2025

*	Indicates a management contract or compensatory plan or arrangement.
**	Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

Unless otherwise indicated, exhibit has been previously filed.

(b)	Financial statements schedules

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

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ITEM 17. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(I) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bowie, State of Maryland, on November 7, 2025.

BLINK CHARGING CO.

By:	/s/ Michael C. Battaglia
Name:	Michael C. Battaglia
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Michael C. Battaglia	President, Chief Executive Officer and Director	November 7, 2025
Michael C. Battaglia	(principal executive officer)

/s/ Michael Bercovich	Chief Financial Officer	November 7, 2025
Michael Bercovich	(principal financial officer and principal accounting officer)

/s/ Ritsaart J.M. van Montfrans*	Chairman	November 7, 2025
Ritsaart J.M. van Montfrans

/s/ Aviv Hillo*	Director	November 7, 2025
Aviv Hillo

/s/ Jack Levine*	Director	November 7, 2025
Jack Levine

/s/ Martha J. Crawford*	Director	November 7, 2025
Martha J. Crawford

* By:	/s/ Michael Bercovich
Name:	Michael Bercovich
Title:	Attorney-in-Fact

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